Exhibit 99.1

Erie Indemnity Reports First Quarter 2008 Results and Expansion of Share Repurchase Program

Erie, Pa., April 30, 2008 — Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the first quarter 2008.

Key points for the first quarter 2008:

•	Net income per share-diluted decreased to $0.51 per share, compared to $0.88 per share in the comparable quarter in 2007 influenced by net realized losses on investments of $0.27 per share, after tax.

•	Net realized losses on investments in the first quarter of 2008 resulted from $0.15 per share, after-tax, of declines in fair value on our common stock as a result of adopting the fair value measurement option for these securities effective January 1, 2008, and $0.13 per share, after-tax, of impairment charges on investments.

•	Net operating income per share (excluding net realized gains or losses on investments and related taxes) decreased by 9.7 percent to $0.78 per share in the first quarter of 2008, from $0.86 per share for the same period one year ago.

•	Management fee revenue increased 0.4 percent to $229.6 million from $228.6 million for the first quarters of 2008 and 2007, respectively. Gross margins decreased slightly to 19.1 percent in the first quarter of 2008 from 19.4 percent in the first quarter of 2008.

•	Year-over-year policies in force increased 2.5 percent, or 94,219 policies, to 3,905,942 at March 31, 2008 compared to year-over-year growth of 50,223 policies in the first quarter of 2007.

•	The policy retention ratio increased to 90.4 percent at March 31, 2008, compared to 90.2 percent at December 31, 2007 and 89.7 percent at March 31, 2007.

•	The GAAP combined ratio was 92.1 in the first quarter of 2008 compared to 89.2 in the first quarter of 2007.

•	At its April meeting, the Company’s Board of Directors approved a continuation of the stock repurchase program for an additional $100 million authorization to repurchase through June 30, 2009.

“Our underlying insurance operations recorded favorable results in the first quarter of 2008, as total year-over-year policies in force continued to grow in the first quarter,” noted John J. Brinling, Jr., president and chief executive officer. “This positive policy growth, and continued improvement in our policy retention rate, helped us offset reductions in direct written premiums that were caused by premium decreases. While the results of our investment operations reflected the volatility of the financial markets in the first quarter, by managing our operating costs, maintaining our underwriting discipline and continuing to grow our business we remain positioned to perform well in this increasingly competitive environment.”

Details of First Quarter 2008 Results — Segment Basis:

Management operations

Management fee revenue reflected a slight increase of 0.4 percent for the quarter ended March 31, 2008. The management fee rate was set at its maximum level of 25 percent for both 2008 and 2007. Direct written premiums of the Property and Casualty Group, upon which the management fee revenue is calculated, were flat in the first quarter of 2008, compared to the first quarter of 2007, reflecting reductions in average premium offset by increases in policies in force.

The year-over-year average premium per policy was $969 compared to $991 at March 31, 2008 and 2007, respectively, a decrease of 2.2 percent. The Property and Casualty Group has been implementing rate reductions to be more price competitive, which resulted in a $9.0 million decrease in written premiums in the first quarter of 2008. An additional $14.2 million in rate reductions are forecast for the remainder of the year. The impact of these rate decreases is seen primarily in the renewal premiums.

Policies in force grew 2.5 percent, or 94,219 policies, to 3,905,942 at March 31, 2008, compared to year-over-year growth of 50,223 policies in the first quarter of 2007. Growth in policies in force is the result of continuing improvements in policyholder retention and increases in new policies sold. The policyholder retention ratio increased to 90.4 percent at March 31, 2008, compared to 90.2 percent at December 31, 2007 and 89.7 percent at March 31, 2007.

The Company’s new policy growth was influenced somewhat by the timing of the Company’s annual sales contests for its independent agents. These contests are intended to generate policy sales through various annual promotional incentives and recognition awards. The spring annual sales contests in 2008 did not begin until April, nearly one month later than their start date in 2007. Therefore, the spring contests had less of an impact on the number of policies placed in the first quarter of 2008 as compared to the first quarter of 2007. Approximately 5,000 fewer policy applications were received in March 2008 compared with March 2007 due to the contest timing.

The Company continues to expand its agency force in efforts to grow premiums and improve its competitive position in the marketplace. Through the first quarter of 2008 the Company appointed 46 new agencies, bringing total agencies to 1,990 at March 31, 2008. The Company expects to meet its goal of 140 new agency appointments during 2008. In 2007, the Company appointed 214 new agencies.

The cost of management operations increased 0.7 percent to $191.7 million in the first quarter of 2008, from $190.4 million for the same period in 2007. Commission costs, the largest component of the cost of management operations, decreased 0.8 percent to $129.8 million from $130.8 million in the first quarter 2007. Estimates for agent bonuses decreased $2.6 million in the first quarter of 2008, offset by an increase in normal and accelerated rate commissions to agents.

First quarter cost of management operations, excluding commission costs, increased 4.0 percent to $61.9 million from $59.5 million. Personnel costs, the second largest component in the cost of management operations, increased 9.0 percent, or $3.1 million in the first quarter of 2008. Expense for the Company’s management incentive plans increased $1.8 million primarily due to changes in market value on the estimated number of shares to be paid under the long-term incentive plan along with an increase in the estimates for performance improvements against targets as compared to the peer group of companies. The first quarter of 2008 also includes a $1.1 million charge for severance costs for an executive officer who resigned during the quarter. Excluding this severance charge, personnel costs rose 5.7 percent in the first quarter. The estimate for growth in non-commission operating costs is about 9 percent for 2008 as the Company plans to invest significantly in information technology during the second half of the year.

Insurance underwriting operations

The Company’s insurance underwriting operations generated gains of $4.1 million and $5.6 million in the first quarters of 2008 and 2007, respectively. The GAAP combined ratio for the Company was 92.1 percent in the first quarter 2008 compared to 89.2 percent for the same period in 2007.

•	Earned premiums declined slightly in the first quarter of 2008 reflecting the trend of rate decreases.

•	Development of prior accident year loss reserves continued to be favorable improving the loss ratio 5.3 points, or $2.7 million, in the first quarter 2008, compared to an improvement of 10.3 points, or $5.4 million, for the first quarter of 2007. This development is reflective of improved severity trends.

•	Catastrophe losses contributed 1.6 points and 0.5 points to the GAAP combined ratio in the first quarters of 2008 and 2007, respectively.

The Company’s share of catastrophe losses amounted to $0.8 million and $0.3 million in the first quarters of 2008 and 2007, respectively. Underwriting losses are seasonally higher in the second and fourth quarters and as a consequence, the Company’s combined ratio generally increases as the year progresses.

Investment operations

Net losses from investment operations were $5.2 million for the first quarter of 2008, compared to net revenue of $29.8 million for the first quarter of 2007. Net realized losses on investments were $24.6 million in the first quarter of 2008 compared to net realized gains of $1.9 million in 2007. Impairment charges of $11.9 million were recorded on bonds and preferred stock during the first quarter of 2008. Impairment charges were recorded on securities in the financial services industry sector due to continued declines in fair value and credit deterioration that occurred during the quarter. The majority of impairments relate to securities that are performing in line with anticipated or contractual cash flows. Also impacting the Company’s realized losses in the first quarter of 2008 was the adoption of the fair value option effective January 1. The Company elected to report common equity securities at fair value, with future changes in value reported in earnings. This resulted in valuation losses on common equity securities reported through earnings of $13.7 million in the first quarter of 2008.

Equity in earnings of limited partnerships decreased to $8.0 million in the first quarter of 2008 from $12.5 million in the first quarter of 2007. This decline is primarily from decreased earnings in the Company’s real estate limited partnerships as a result of a general slow-down in the residential real estate markets.

Net investment income, which includes primarily interest and dividends on the Company’s bonds and stocks, decreased by 16.5 percent to $11.7 million for the quarter ended March 31, 2008, from $14.0 million for the same period in 2007 due to lower invested asset balances as a result of the Company’s continued share repurchase activity.

In the first quarter of 2008, the Company repurchased 1,204,651 shares of its outstanding Class A common stock in conjunction its stock repurchase plan at a total cost of $60.9 million.

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Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 3.9 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 488 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not in the present or past tense and can generally be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “seek,” “should,” “target,” “will,” and other expressions that indicate future trends and events. Forward-looking statements include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of such statements are discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volumes, and agency appointments. Such statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements are the following: factors affecting the property/casualty and life insurance industries generally, including price competition, legislative and regulatory developments, government regulation of the insurance industry including approval of rate increases, the size, frequency and severity of claims, natural disasters, exposure to environmental claims, fluctuations in interest rates, inflation and general business conditions; the geographic concentration of our business as a result of being a regional company; the accuracy of our pricing and loss reserving methodologies; changes in driving habits; our ability to maintain our business operations including our information technology system; our dependence on the independent agency system; the quality and liquidity of our investment portfolio; our dependence on our relationship with Erie Insurance Exchange; and the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission. A forward-looking statement speaks only as of the date on which it is made and reflects the Company’s analysis only as of that date. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.